Exhibit 3.3

SYNDAX PHARMACEUTICALS, INC.

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

Syndax Pharmaceuticals, Inc., a Delaware Corporation duly organized and validly existing under and by virtue of the Delaware General Corporation Law (the “Corporation”), hereby certifies as follows.

1. The name of the Corporation is Syndax Pharmaceuticals, Inc. The original Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on October 11, 2005.

2. The Amended and Restated Certificate of Incorporation of the Corporation, attached hereto as Exhibit A, is incorporated herein by reference, and restates, integrates and further amends the provisions of the Amended and Restated Certificate of Incorporation as previously amended or supplemented.

3. The Amended and Restated Certificate of Incorporation was duly adopted by the Corporation’s Board of Directors and by the Corporation’s stockholders in accordance with Sections 242 and 245 of the Delaware General Corporation Law, with the approval of the Corporation’s stockholders having been given by written consent without a meeting in accordance with Section 228 of the Delaware General Corporation Law.

IN WITNESS WHEREOF, the Corporation has caused this Amended and Restated Certificate of Incorporation to be signed by its duly authorized officer and the foregoing facts stated herein are true and correct.

Dated:	SYNDAX PHARMACEUTICALS, INC.

By:
	Name:	Briggs Morrison
	Title:	Chief Executive Officer

EXHIBIT A

SYNDAX PHARMACEUTICALS, INC.

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

ARTICLE I: NAME

The name of the corporation is Syndax Pharmaceuticals, Inc. (the “Corporation”).

ARTICLE II: AGENT FOR SERVICE OF PROCESS

The address of the Corporation’s registered office in the State of Delaware is 2711 Centerville Road, Suite 400, City of Wilmington, County of New Castle, Delaware 19808. The name of the registered agent of the Corporation at that address is Corporation Service Company.

ARTICLE III: PURPOSE

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law (the “DGCL”).

ARTICLE IV: AUTHORIZED STOCK

1. Total Authorized. The total number of shares of all classes of stock that the Corporation has authority to issue is 110,000,000 shares, consisting of two classes: 100,000,000 shares of common stock, $0.0001 par value per share (the “Common Stock”), and 10,000,000 shares of preferred stock, $0.001 par value per share (the “Preferred Stock”).

2. Common Stock.

2.1 Relative Rights

The Common Stock shall be subject to all of the rights, privileges, preferences and priorities set forth in this Amended and Restated Certificate of Incorporation.

2.2 Dividends

Except as may be provided in any resolution or resolutions of the Board of Directors of the Corporation (the “Board”) providing for any series of Preferred Stock outstanding at any time, whenever there shall have been paid, or declared and set aside for payment, to the holders of shares of any class or series of stock having preference over the Common Stock as to the payment of dividends, the full amount of dividends and of sinking fund or retirement payments, if any, to which such holders are respectively entitled in preference to the Common Stock, then dividends may be paid on the Common Stock and on any class or series of stock entitled to participate therewith as to dividends, out of any assets legally available for the payment of dividends thereon, but only when and as declared by the Board. Any dividends on the Common Stock will not be cumulative.

2.3 Dissolution, Liquidation, Winding Up

In the event of any dissolution, liquidation, or winding up of the Corporation, whether voluntary or involuntary, the holders of the Common Stock, and holders of any class or series of stock entitled to participate therewith, in whole or in part, as to the distribution of assets in such event, shall be entitled to participate in the distribution of any assets of the Corporation remaining after the Corporation shall have paid, or provided for payment of, all debts and liabilities of the Corporation and after the Corporation shall have paid, or set aside for payment, to the holders of any class or series of stock having preference over the Common Stock in the event of dissolution, liquidation or winding up the full preferential amounts (if any) to which they are entitled.

2.4 Voting Rights

Each holder of shares of the Common Stock shall be entitled to notice of and to attend all special and annual meetings of stockholders. Except as may otherwise be required by law, and subject to the provisions of such resolution or resolutions as may be adopted by the Board pursuant to Section 3 of this Article IV granting the holders of one or more series of the Preferred Stock exclusive or special voting powers with respect to any matter, each holder of the Common Stock shall have one vote per share of the Common Stock held of record, provided, however, that except as otherwise required by law, holders of the Common Stock, as such, shall not be entitled to vote on any amendment to this Amended and Restated Certificate of Incorporation (including a certificate of designations relating to any series of the Preferred Stock) that relates solely to the terms of one or more outstanding series of the Preferred Stock if the holders of such affected series are entitled, either voting separately or together with the holders of one or more other such series, to vote thereon pursuant to this Amended and Restated Certificate of Incorporation (including a certificate of designations relating to any series of the Preferred Stock) or pursuant to the DGCL. Each holder of shares of the Common Stock may exercise its vote either in person or by proxy, in accordance with the DGCL, this Amended and Restated Certificate of Incorporation and the bylaws of the Corporation.

3. Preferred Stock.

The Board is authorized, subject to limitations prescribed by the DGCL and the provisions of this Amended and Restated Certificate of Incorporation, to provide, by resolution or resolutions from time to time and by filing certificates of designations pursuant to the DGCL, for the issuance of shares of the Preferred Stock in one or more series, to establish from time to time the number of shares to be included in each such series, to fix the voting powers, designations, preferences and relative, participating, optional or other special rights of the shares of each such series of the Preferred Stock and to fix the qualifications, limitations or restrictions thereof.

The authority of the Board with respect to each series shall include, but not be limited to, determination of the following: (a) the number of shares constituting that series and the distinctive designation of that series; (b) the dividend rate on the shares of that series, whether dividends shall be cumulative, and, if so, from which date or dates, and the relative rights of priority, if any, of payment of dividends on shares of that series; (c) whether that series shall have voting rights, in addition to the voting rights provided by law, and, if so, the terms of such voting rights; (d) whether that series shall have conversion privileges, and, if so, the terms and conditions of such conversion, including provision for adjustment of the conversion rate in such events as the Board shall determine; (e) whether or not the shares of that series shall be redeemable, and, if so, the terms and conditions of such redemption, including the dates upon or after which they shall be redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates; (f) whether that series shall have a sinking fund for the redemption or purchase of shares of that series, and, if so, the terms and amount of such sinking fund; (g) the rights of the shares of that series in the event of voluntary or involuntary liquidation, dissolution or winding up of the Corporation, and the relative rights of priority, if any, of payment of shares of that series; and (h) any other relative powers, preferences, and rights of that series, and qualifications, limitations or restrictions on that series as the Board shall determine.

ARTICLE V: AMENDMENT OF BYLAWS

In furtherance and not in limitation of the powers conferred by the DGCL, the Board is expressly authorized and empowered to adopt, alter, amend, repeal and rescind the bylaws of the Corporation.

ARTICLE VI: BOARD OF DIRECTORS

1. Director Powers. The business and affairs of the Corporation shall be managed by or under the direction of the Board. In addition to the powers and authority expressly conferred upon them by statute or by this Amended and Restate Certificate of Incorporation or the bylaws of the Corporation, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation.

2. Number of Directors. Subject to the rights of the holders of any series of Preferred Stock to elect additional directors under specified circumstances, the total number of directors constituting the entire Board shall be fixed from time to time solely by resolution of the Board.

3. Classified Board. Subject to the rights of the holders of any series of Preferred Stock to elect additional directors under specified circumstances, the directors shall be divided, with respect to the time for which they severally hold office, into three classes designated as Class I, Class II and Class III, respectively (the “Classified Board”). The Board may assign members of the Board already in office to the Classified Board, which assignments shall become effective at the same time the Classified Board becomes effective. Directors shall be assigned to each class in accordance with a resolution or resolutions adopted by the Board, with the number of directors in each class to be divided as nearly equal as reasonably possible. The initial term of office of the Class I directors shall expire at the Corporation’s first annual meeting of stockholders following the effectiveness of this Amended and Restated Certificate of Incorporation (the “Effective Time”), the initial term of office of the Class II directors shall expire at the Corporation’s second annual meeting of stockholders following the Effective Time, and the initial term of office of the Class III directors shall expire at the Corporation’s third annual meeting of stockholders following the Effective Time. At each annual meeting of stockholders following the Effective Time, directors elected to succeed those directors of the class whose terms then expire shall be elected for a term of office to expire at the third succeeding annual meeting of stockholders after their election. Each director shall hold office until his or her successor shall have been duly elected and qualified, or until such director’s earlier death, resignation or removal.

4. No Cumulative Voting. No person entitled to vote at an election for directors may cumulate votes to which such person is entitled.

5. Term and Removal. Each director shall hold office until such director’s successor is elected and qualified, or until such director’s earlier death, resignation or removal. Any director may resign at any time upon notice to the Corporation given in writing or by any electronic transmission permitted in the Corporation’s bylaws. Subject to the rights of the holders of any series of Preferred Stock, no director may be removed except for cause and only by the affirmative vote of the holders of at least sixty-six percent (66%) of the voting power of the then-outstanding shares of capital stock of the Corporation then entitled to vote at an election of directors voting together as a single class. No decrease in the authorized number of directors constituting the Board shall shorten the term of any incumbent director.

6. Board Vacancies. Subject to the rights of the holders of any series of Preferred Stock, any vacancy occurring in the Board for any reason, and any newly created directorship resulting from any increase in the authorized number of directors, shall, unless (a) the Board determines by resolution that any such vacancies or newly created directorships shall be filled by the stockholders or (b) as otherwise provided by law, be filled only by the affirmative vote of a majority of the directors then in office, although less than a quorum, or by a sole remaining director, and not by the stockholders. Any director elected in accordance with the preceding sentence shall hold office for a term expiring at the annual meeting of stockholders at which the term of office of the class to which the director has been assigned expires or until such director’s successor shall have been duly elected and qualified.

7. Vote by Ballot. Election of directors need not be by written ballot unless the bylaws of the Corporation shall so provide.

8. Officers. Except as otherwise expressly provided in the bylaws or as delegated by resolution of the Board, the Board shall have the exclusive power and authority to appoint and remove officers of the Corporation.

ARTICLE VII: DIRECTOR LIABILITY

1. Limitation of Liability. To the fullest extent permitted by law, no director of the Corporation shall be personally liable for monetary damages for breach of fiduciary duty as a director. Without limiting the effect of the preceding sentence, if the DGCL is hereafter amended to authorize the further elimination or limitation of the liability of a director, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

2. Change in Rights. Neither any amendment nor repeal of this Article VII, nor the adoption of any provision of this Amended and Restated Certificate of Incorporation inconsistent with this Article VII, shall eliminate, reduce or otherwise adversely affect any limitation on the personal liability of a director of the Corporation existing at the time of such amendment, repeal or adoption of such an inconsistent provision.

ARTICLE VIII: MATTERS RELATING TO STOCKHOLDERS

1. No Action by Written Consent of Stockholders. Subject to the rights of any series of Preferred Stock, no action shall be taken by the stockholders of the Corporation except at a duly called annual or special meeting of stockholders and no action shall be taken by the stockholders by written consent.

2. Annual Meeting of Stockholders. The annual meeting of stockholders shall be held on such date, at such time, and at such place, if any, within or without the State of Delaware, as shall be fixed by the Board and stated in the Corporation’s notice of the meeting. In lieu of holding an annual meeting of stockholders at a designated place, the Board may, in its sole discretion, determine that any annual meeting of stockholders may be held solely by means of remote communication.

3. Special Meeting of Stockholders. Subject to the rights of any holders of the Preferred Stock, (a) only the chairperson of the Board or a majority of the Board shall be permitted to call a special meeting of stockholders and (b) the business permitted to be conducted at a special meeting of stockholders shall be limited to matters properly brought before the meeting by or at the direction of the Board. Special meetings shall be held on such date, at such time, and at such place, if any, within or without the State of Delaware, as shall be fixed by the Board and stated in the Corporation’s notice of the meeting. In lieu of holding a special meeting of stockholders at a designated place, the Board may, in its sole discretion, determine that any special meeting of stockholders may be held solely by means of remote communication.

4. Advance Notice of Stockholder Nominations and Business Transacted at Special Meetings. Advance notice of stockholder nominations for the election of directors of the Corporation and of business to be brought by stockholders before any meeting of stockholders of the Corporation shall be given in the manner provided in the bylaws of the Corporation. Business transacted at special meetings of stockholders shall be confined to the purpose or purposes stated in the notice of meeting.

ARTICLE IX: CREDITOR AND STOCKHOLDER COMPROMISES

Whenever a compromise or arrangement is proposed between the Corporation and its creditors or any class of them and/or between the Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of the Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for the Corporation under the provisions of §291 of Title 8 of the DGCL or on the application of trustees in dissolution or of any receiver or receivers appointed for the Corporation under §279 of Title 8 of the DGCL order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of the Corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of the Corporation, as the case may be, and also on the Corporation.

ARTICLE X: EXCLUSIVE JURISDICTION

Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall (or, if and only if the Court of Chancery of the State of Delaware lacks subject matter jurisdiction, any state court located within the State of Delaware or, if and only if all such state courts lack subject matter jurisdiction, the federal district court for the District of Delaware) be the sole and exclusive forum for (1) any derivative action or proceeding brought on behalf of the Corporation, (2) any action or proceeding commenced by any stockholder or stockholders of the Corporation (including any class action) asserting a claim of breach of a fiduciary duty owed by, or other wrongdoing by, any director, officer, employee or agent of the Corporation to the Corporation or the Corporation’s stockholders, (3) any action or proceeding commenced by any stockholder or stockholders of the Corporation (including any class action) asserting a claim arising pursuant to any provision of the DGCL or the Corporation’s certificate of incorporation or bylaws, (4) any action or proceeding commenced by any stockholder or stockholders of the Corporation (including any class action) to interpret, apply, enforce or determine the validity of the Corporation’s certificate of incorporation or bylaws or (5) any action or proceeding asserting a claim governed by the internal affairs doctrine, in each such case to the fullest extent permitted by law and subject to said Court of Chancery having personal jurisdiction over the indispensable parties named as defendants therein.

ARTICLE XI: AMENDMENT OF CERTIFICATE OF INCORPORATION

The Corporation reserves the right to amend or repeal any provision contained in this Amended and Restated Certificate of Incorporation in the manner prescribed by the laws of the State of Delaware and all rights conferred upon stockholders are granted subject to this reservation; provided, however, that, notwithstanding any other provision of this Amended and Restated Certificate of Incorporation or any provision of law that might otherwise permit a lesser vote or no vote, but in addition to any vote of the holders of any class or series of the stock of the Corporation required by law or by this Amended and Restated Certificate of Incorporation, the affirmative vote of the holders of at least sixty-six percent (66%) of the voting power of all of the then-outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to amend or repeal this Article XI or Article V, Article VI, Article VII, Article VIII or Article X.

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